EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD ANNUAL EARNINGS OF $19.8 MILLION
STRONG LOAN GROWTH IN 2014, EXCELLENT CREDIT QUALITY

NOVATO, CA, January 26, 2015 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced 2014 annual earnings of $19.8 million, compared to $14.3 million a year ago. Diluted earnings per share totaled $3.29 for the year ended December 31, 2014, compared to $2.57 per share for the same period in 2013 which included a negative impact of $0.43 per share related to NorCal Community Bancorp ("NorCal") acquisition expenses. Fourth quarter 2014 earnings totaled $4.7 million, compared to $5.4 million in the third quarter of 2014 and $2.3 million in the fourth quarter of 2013. Diluted earnings per share totaled $0.78 in the fourth quarter of 2014, compared to $0.89 in the prior quarter and $0.41 in the same quarter a year ago. Fourth quarter 2013 results included $3.4 million in one-time expenses related to the acquisition of NorCal which negatively impacted diluted earnings per share by $0.38.

“We are pleased to report record earnings for the year as we finished 2014 with strong loan growth and exceptional credit quality,” said Russell A. Colombo, President and Chief Executive Officer. “Our disciplined credit approach and relationship style of banking continue to pay off as evidenced by these results.”

Bancorp also provided the following highlights on its operating and financial performance for the fourth quarter and year ended December 31, 2014:

•
Loans totaled $1.4 billion at both December 31, 2014 and September 30, 2014, and increased $94.0 million, or 7.4%, over December 31, 2013. Loan fundings were strong in the fourth quarter of 2014 offset by high pay-offs primarily due to the sale of underlying commercial real estate or business assets and bridge loan repayments. Credit quality improved with non-accrual loans representing 0.69% of total loans at December 31, 2014, down from 0.73% last quarter and 0.92% from a year ago. Net recoveries for the fourth quarter totaled $50 thousand, compared to $149 thousand in the prior quarter and $266 thousand in the same quarter a year ago. Net recoveries for the year ended December 31, 2014 totaled $124 thousand, compared to $24 thousand in the prior year.

•
Return on assets ("ROA") of 1.08% for the year ended December 31, 2014, increased from 0.96% for the same period last year. Return on equity ("ROE") totaled 10.31% in 2014, compared to 8.86% for the year ended December 31, 2013. The increase in ROA and ROE in 2014 was driven by strong earnings, resulting from the successful acquisition of NorCal, a decrease of one-time acquisition related expenses and active relationship management.

•
The total risk-based capital ratio for Bancorp was 13.9% at December 31, 2014 compared to 13.6% at September 30, 2014 and 13.1% at December 31, 2013. The risk-based capital ratio continued to be well above both current regulatory requirements for a well-capitalized institution and the new requirements that took effect January 1, 2015 (Basel Committee on Bank Supervision guidelines for determining regulatory capital). Tangible common equity to tangible assets totaled 10.7% at December 31, 2014, compared to 10.3% at the end of the prior quarter.

•
On January 23, 2015, the Board of Directors declared a quarterly cash dividend of $0.22 per share. The cash dividend is payable to shareholders of record at the close of business on February 6, 2015 and will be payable on February 13, 2015.

Loans and Credit Quality

Loans totaled $1.4 billion at both December 31, 2014 and September 30, 2014, compared to $1.3 billion at December 31, 2013, an increase of $94.0 million, or 7.4% over last year, which was driven substantially by commercial and industrial lending and related owner-occupied commercial real estate, and investor-owned commercial real estate lending in Marin, Napa and San Francisco. In addition to advances on existing loans, new loan volume totaled $35 million in the fourth quarter of 2014 which was offset by pay-offs of $44 million for a net increase of $2.4 million over September 30, 2014.

Non-accrual loans totaled $9.4 million, or 0.69%, of Bancorp's loan portfolio at December 31, 2014, a decrease from $9.8 million, or 0.73%, at September 30, 2014 and $11.7 million, or 0.92%, a year ago. The decrease in non-accrual loans from the prior year primarily relates to the pay-off and pay-down of certain loans. Accruing loans past due 30 to 89 days totaled $1.0 million at December 31, 2014, compared to $299 thousand at September 30, 2014 and $995 thousand a year ago.

There was no provision for loan losses recorded in the fourth quarter of 2014 or the prior quarter, compared to a provision for loan losses totaling $150 thousand in the fourth quarter of 2013. The ratio of loan loss reserve to loans totaled 1.11% at both December 31, 2014 and September 30, 2014, compared to 1.12% at December 31, 2013. The provision for loan losses totaled $750 thousand and $540 thousand in 2014 and 2013, respectively. The increase compared to the prior year primarily relates to the increase in total loans.

Deposits

Deposits totaled $1.6 billion at December 31, 2014, September 30, 2014 and December 31, 2013. Non-interest bearing deposits totaled $671 million at December 31, 2014, an increase of $22.7 million when compared to December 31, 2013. Non-interest bearing deposits totaled 43.2% of total deposits as of December 31, 2014, compared to 45.7% at the prior quarter end and 40.8% at December 31, 2013. Total deposits decreased $35.5 million, or 2.2%, compared to December 31, 2013, which is primarily due to the normal business activity of several large depositors.

Earnings

"The NorCal transaction is exceeding expectations, and we ended the year with very strong results as we balance operating expenses with our overall growth strategy," said Tani Girton, Chief Financial Officer.  "Most importantly, we continue to deliver high value to our customers and shareholders.”

Net interest income totaled $17.1 million in the fourth quarter of 2014 compared to $17.5 million in the prior quarter and $15.6 million in the same quarter a year ago. The increase from the same quarter a year ago relates to higher average balances on loans and investments. The tax-equivalent net interest margin was 3.99%, 4.03% and 4.05% for those respective periods. The decrease in the fourth quarter of 2014 compared to the prior quarter primarily relates to a lower level of income recognition on acquired loans.

Net interest income totaled $70.4 million and $58.8 million in 2014 and 2013, respectively, with the increase reflecting higher loan and securities balances. The tax-equivalent net interest margin was 4.13% in 2014 compared to 4.20% in 2013. The net interest margin decrease in 2014 compared to 2013 primarily relates to lower yields on new and renewed loans, partially offset by accretion and gains on pay-offs of acquired loans.

Loans acquired through the acquisition of other banks are classified as Purchased Credit Impaired ("PCI") or non-PCI loans and recorded at fair value at acquisition date. For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended
	December 31, 2014		September 30, 2014		December 31, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$120	3 bps	$126	3 bps	$161	4 bps
Accretion on non-PCI loans	$475	11 bps	$774	17 bps	$571	14 bps

	Years ended
	December 31, 2014		December 31, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$614	4 bps	$725	5 bps
Accretion on non-PCI loans	$3,292	19 bps	$1,163	8 bps
Gains on pay-offs of PCI loans	$622	4 bps	$469	3 bps

Non-interest income in the fourth quarter of 2014 totaled $2.2 million, compared to $2.3 million in the prior quarter and $2.1 million in the same quarter a year ago. The decrease from the prior quarter primarily reflects lower merchant and debit card interchange fees due to decreased transaction volume. The increase compared to the same quarter a year ago primarily relates to higher dividend income from the Federal Home Loan Bank of San Francisco, debit card interchange fees due to increased volume, and bank-owned life insurance income due to policies acquired from NorCal. Those improvements were partially offset by the absence of gains on the sale of investment securities recorded in the fourth quarter of 2013. The 2014 non-interest income totaled $9.0 million, an increase of $975 thousand, or 12.1% from last year. The increase in 2014 compared to 2013 primarily relates to higher dividend income from the Federal Home Loan Bank of San Francisco, debit card interchange fees due to increased volume and Wealth Management and Trust Services fees.

Non-interest expense totaled $11.6 million in the fourth quarter of 2014, compared to $11.4 million in the prior quarter and $13.9 million in the same quarter a year ago. The increase in non-interest expense from the prior quarter reflects an increase of $323 thousand in the provision for off-balance sheet commitments due to a refinement in methodology. Non-interest expense increased from $44.1 million in 2013 to $47.3 million in 2014. The increase in 2014 reflects the Bank's expansion into the East Bay including increased salaries and benefits, facilities, and amortization of core deposit intangible, partially offset by the absence of one-time acquisition costs.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter earnings call on Monday, January 26, 2015 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Latest Press and News.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2014

(dollars in thousands, except per share data; unaudited)	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013

QUARTER-TO-DATE
NET INCOME	$4,692	$5,378	$2,345
DILUTED EARNINGS PER COMMON SHARE	$0.78	$0.89	$0.41
RETURN ON AVERAGE ASSETS (ROA)	1.01%	1.15%	0.57%
RETURN ON AVERAGE EQUITY (ROE)	9.36%	10.98%	5.47%
EFFICIENCY RATIO	60.18%	57.23%	78.39%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.99%	4.03%	4.05%
NET CHARGE-OFFS/(RECOVERIES)	$(50)	$(149)	$(266)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	—%	(0.01)%	(0.02)%
YEAR-TO-DATE
NET INCOME	$19,771	$14,270
DILUTED EARNINGS PER COMMON SHARE	$3.29	$2.57
RETURN ON AVERAGE ASSETS (ROA)	1.08%	0.96%
RETURN ON AVERAGE EQUITY (ROE)	10.31%	8.86%
EFFICIENCY RATIO	59.46%	65.97%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.13%	4.20%
NET CHARGE-OFFS/(RECOVERIES)	$(124)	$(24)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	(0.01)%	—%
AT PERIOD END
TOTAL ASSETS	$1,787,130	$1,802,657	$1,805,194
LOANS:
COMMERCIAL AND INDUSTRIAL	$210,223	$201,516	$183,291
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$230,605	$234,493	$241,113
COMMERCIAL INVESTOR-OWNED	$673,499	$674,428	$625,019
CONSTRUCTION	$48,413	$45,948	$31,577
HOME EQUITY	$110,788	$109,655	$98,469
OTHER RESIDENTIAL	$73,035	$75,992	$72,634
INSTALLMENT AND OTHER CONSUMER LOANS	$16,788	$18,953	$17,219
TOTAL LOANS	$1,363,351	$1,360,985	$1,269,322
NON-ACCRUAL LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$—	$193	$1,187
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,429	$2,505	$2,807
CONSTRUCTION	$5,134	$5,173	$5,218
HOME EQUITY	$280	$436	$234
OTHER RESIDENTIAL	$—	$—	$660
INSTALLMENT AND OTHER CONSUMER LOANS	$104	$128	$169
TOTAL NON-ACCRUAL LOANS	$9,350	$9,838	$11,678
CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$36,237	$38,999	$31,140
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$1,009	$299	$995
LOAN LOSS RESERVE TO LOANS	1.11%	1.11%	1.12%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	1.61	x	1.53	x	1.22	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.69%	0.73%	0.92%
TEXAS RATIO[3]	4.79%	5.14%	6.58%
TOTAL DEPOSITS	$1,551,619	$1,571,624	$1,587,102
LOAN TO DEPOSIT RATIO	87.9%	86.6%	80.0%
STOCKHOLDERS' EQUITY	$200,026	$195,674	$180,887
BOOK VALUE PER SHARE	$33.68	$33.00	$30.78
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.7%	10.3%	9.5%
TOTAL RISK-BASED CAPITAL RATIO-BANK[5]	13.7%	13.3%	12.5%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP[5]	13.9%	13.6%	13.1%
FULL TIME EQUIVALENT EMPLOYEES	260	257	281
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $15.9 million, $16.9 million and $12.9 million at December 31, 2014, September 30, 2014 and December 31, 2013, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.8 million, $3.8 million and $5.7 million that were accreting interest at December 31, 2014, September 30, 2014 and December 31, 2013, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $5.2 million, $5.2 million and $7.1 million at December 31, 2014,
September 30,2014 and December 31, 2013 respectively.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).

[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $10.2 million, $10.4 million and $10.9 million at December 31, 2014, September 30, 2014 and December 31, 2013, respectively. Tangible assets excludes goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2014, September 30, 2014 and December 31, 2013

(in thousands, except share data; unaudited)	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Cash and due from banks	$41,367	$46,424	$103,773
Investment securities
Held to maturity, at amortized cost	116,437	118,843	122,495
Available for sale (at fair value; amortized cost $199,045, $210,676 and $245,158 at December 31, 2014, September 30, 2014 and December 31, 2013, respectively)	200,848	211,582	243,998
Total investment securities	317,285	330,425	366,493
Loans, net of allowance for loan losses of $15,099, $15,049 and $14,224 at December 31, 2014, September 30, 2014 and December 31, 2013, respectively	1,348,252	1,345,936	1,255,098
Bank premises and equipment, net	9,859	9,277	9,110
Goodwill	6,436	6,436	6,436
Core deposit intangible	3,732	3,925	4,503
Interest receivable and other assets	60,199	60,234	59,781
Total assets	$1,787,130	$1,802,657	$1,805,194

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$670,890	$717,720	$648,191
Interest bearing
Transaction accounts	93,758	89,891	137,748
Savings accounts	133,714	127,774	118,770
Money market accounts	503,543	485,626	520,525
Time accounts	149,714	150,613	161,868
Total deposits	1,551,619	1,571,624	1,587,102
Federal Home Loan Bank borrowings	15,000	15,000	15,000
Subordinated debentures	5,185	5,131	4,969
Interest payable and other liabilities	15,300	15,228	17,236
Total liabilities	1,587,104	1,606,983	1,624,307

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,939,482, 5,930,100 and 5,877,524 at December 31, 2014, September 30, 2014 and December 31, 2013, respectively	82,436	81,993	80,095
Retained earnings	116,502	113,115	101,464
Accumulated other comprehensive income (loss), net	1,088	566	(672)
Total stockholders' equity	200,026	195,674	180,887
Total liabilities and stockholders' equity	$1,787,130	$1,802,657	$1,805,194

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income
Interest and fees on loans	$15,946	$16,195	$14,358	$64,823	$54,408
Interest on investment securities
Securities of U.S. government agencies	951	1,126	810	4,502	2,573
Obligations of state and political subdivisions	536	496	615	2,273	2,214
Corporate debt securities and other	253	254	271	1,031	1,245
Interest on Federal funds sold and due from banks	36	37	75	161	120
Total interest income	17,722	18,108	16,129	72,790	60,560
Interest expense
Interest on interest bearing transaction accounts	25	25	17	99	52
Interest on savings accounts	12	12	10	46	35
Interest on money market accounts	135	126	124	550	419
Interest on time accounts	222	229	232	917	922
Interest on FHLB and overnight borrowings	80	79	79	315	322
Interest on subordinated debentures	106	106	35	422	35
Total interest expense	580	577	497	2,349	1,785
Net interest income	17,142	17,531	15,632	70,441	58,775
Provision for loan losses	—	—	150	750	540
Net interest income after provision for loan losses	17,142	17,531	15,482	69,691	58,235
Non-interest income
Service charges on deposit accounts	531	552	517	2,167	2,062
Wealth Management and Trust Services	565	567	544	2,309	2,162
Debit card interchange fees	343	375	284	1,378	1,104
Merchant interchange fees	174	224	199	803	822
Earnings on Bank-owned life Insurance	209	208	188	841	954
(Loss) gain on investment securities, net	(13)	4	34	80	(1)
Other income	347	371	297	1,463	963
Total non-interest income	2,156	2,301	2,063	9,041	8,066
Non-interest expense
Salaries and related benefits	5,735	6,108	5,857	25,005	21,974
Occupancy and equipment	1,426	1,381	1,182	5,470	4,347
Depreciation and amortization	383	383	363	1,585	1,395
Federal Deposit Insurance Corporation insurance	252	261	240	1,032	921
Data processing	809	748	3,477	3,665	5,334
Professional services	653	537	869	2,230	2,985
Provision for (reversal of) losses on off-balance sheet commitments	336	13	25	334	112
Other expense	2,019	1,919	1,858	7,942	7,024
Total non-interest expense	11,613	11,350	13,871	47,263	44,092
Income before provision for income taxes	7,685	8,482	3,674	31,469	22,209
Provision for income taxes	2,993	3,104	1,329	11,698	7,939
Net income	$4,692	$5,378	$2,345	$19,771	$14,270
Net income per common share:
Basic	$0.79	$0.91	$0.42	$3.35	$2.62
Diluted	$0.78	$0.89	$0.41	$3.29	$2.57
Weighted average shares used to compute net income per common share:
Basic	5,913	5,903	5,585	5,893	5,457
Diluted	6,037	6,014	5,697	6,006	5,558
Dividends declared per common share	$0.22	$0.20	$0.19	$0.80	$0.73
Comprehensive income
Net income	$4,692	$5,378	$2,345	$19,771	$14,270
Other comprehensive income (loss)
Change in net unrealized gain (loss) on available-for-sale securities	884	(336)	(2,130)	2,939	(4,720)
Reclassification adjustment for loss (gain) on available-for-sale securities included in net income	13	(4)	(17)	24	18
Net change in unrealized gain (loss) on available-for-sale securities, before tax	897	(340)	(2,147)	2,963	(4,702)
Deferred tax expense (benefit)	375	(141)	(903)	1,203	(1,975)
Other comprehensive income (loss), net of tax	522	(199)	(1,244)	1,760	(2,727)
Comprehensive income	$5,214	$5,179	$1,101	$21,531	$11,543

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2014			September 30, 2014			December 31, 2013
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$54,845	$36	0.26%	$58,088	$37	0.25%	$116,627	$75	0.25%
Investment securities [2,3]	322,027	1,887	2.34%	332,920	1,997	2.40%	285,537	1,873	2.62%
Loans [1,3,4]	1,348,013	16,251	4.72%	1,349,740	16,489	4.78%	1,143,509	14,563	4.98%
Total interest-earning assets [1]	1,724,885	18,174	4.12%	1,740,748	18,523	4.16%	1,545,673	16,511	4.18%
Cash and non-interest-bearing due from banks	47,930			46,258			43,385
Bank premises and equipment, net	9,503			9,337			9,033
Interest receivable and other assets, net	56,718			56,855			44,278
Total assets	$1,839,036			$1,853,198			$1,642,369
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$90,659	$25	0.11%	$92,907	$25	0.11%	$99,116	$17	0.07%
Savings accounts	131,728	12	0.04%	127,457	12	0.04%	108,229	10	0.03%
Money market accounts	502,637	135	0.11%	501,843	126	0.10%	475,051	124	0.10%
CDARS® time accounts	—	—	—%	—	—	—%	889	—	—%
Other time accounts	150,298	222	0.59%	152,995	229	0.59%	146,549	232	0.63%
FHLB borrowings and overnight borrowings [1]	15,015	80	2.07%	15,000	79	2.07%	15,003	79	2.07%
Junior subordinated debentures [1]	5,152	106	8.05%	5,096	106	8.14%	1,616	35	8.48%
Total interest-bearing liabilities	895,489	580	0.26%	895,298	577	0.26%	846,453	497	0.23%
Demand accounts	729,183			749,361			610,261
Interest payable and other liabilities	15,551			14,167			15,498
Stockholders' equity	198,813			194,372			170,157
Total liabilities & stockholders' equity	$1,839,036			$1,853,198			$1,642,369
Tax-equivalent net interest income/margin [1]		$17,594	3.99%		$17,946	4.03%		$16,014	4.05%
Reported net interest income/margin [1]		$17,142	3.89%		$17,531	3.94%		$15,632	3.96%
Tax-equivalent net interest rate spread			3.86%			3.91%			3.95%

	Year ended			Year ended
	December 31, 2014			December 31, 2013
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$63,150	$161	0.25%	$47,401	$120	0.25%
Investment securities [2,3]	341,787	8,385	2.45%	272,767	6,648	2.44%
Loans [1,3,4]	1,317,794	65,856	4.93%	1,092,885	55,157	4.98%
Total interest-earning assets [1]	1,722,731	74,402	4.26%	1,413,053	61,925	4.32%
Cash and non-interest-bearing due from banks	44,452			32,903
Bank premises and equipment, net	9,290			9,214
Interest receivable and other assets, net	56,592			38,993
Total assets	$1,833,065			$1,494,163
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$101,133	$99	0.10%	$97,336	$52	0.05%
Savings accounts	125,169	46	0.04%	100,185	35	0.03%
Money market accounts	507,055	550	0.11%	437,441	419	0.10%
CDARS® time accounts	—	—	—%	5,416	8	0.15%
Other time accounts	155,229	917	0.59%	140,334	914	0.65%
FHLB borrowings and overnight borrowings [1]	15,004	315	2.07%	19,054	322	1.67%
Junior subordinated debentures and subordinated debenture[1]	5,070	422	8.36%	407	35	8.48%
Total interest-bearing liabilities	908,660	2,349	0.26%	800,173	1,785	0.22%
Demand accounts	717,738			518,986
Interest payable and other liabilities	14,934			13,970
Stockholders' equity	191,733			161,034
Total liabilities & stockholders' equity	$1,833,065			$1,494,163
Tax-equivalent net interest income/margin [1]		$72,053	4.13%		$60,140	4.20%
Reported net interest income/margin [1]		$70,441	4.03%		$58,775	4.10%
Tax-equivalent net interest rate spread			4.00%			4.10%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
  Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.